UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 12, 2016

Dolphin Digital Media, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-50621	86-0787790
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2151 Le Jeune Road, Suite 150-Mezzanine Coral Gables, FL	33134
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 774-0407

Registrant’s facsimile number, including area code: (954) 774-0405

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 12, 2016, Dolphin Max Steel Holding, LLC, a Florida limited liability company (“Max Steel Holding”) and wholly owned subsidiary of Dolphin Films, Inc. (“Dolphin Films”), a Florida corporation, entered into a loan and security agreement (the “Loan and Security Agreement”) providing for a $14.5 million non-revolving credit facility that matures on August 25, 2017. The proceeds of the credit facility will be used to pay a portion of the print and advertising expenses of the domestic distribution of the Dolphin Digital Media, Inc.’s (the “Company”) motion picture, Max Steel. To secure Max Steel Holding’s obligations under the Loan and Security Agreement, Dolphin Films has granted to the lender a security interest in certain bank account funds pledged as collateral. Dolphin Films is a wholly owned subsidiary of the Company.

Amounts borrowed under the credit facility will accrue interest at either (i) a fluctuating per annum rate equal to the 5.5% plus a base rate or (ii) a per annum rate equal to 6.5% plus the LIBOR determined for the applicable interest period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLPHIN DIGITAL MEDIA, INC.

By:	/s/ Mirta A. Negrini
Mirta A. Negrini
Chief Financial and Operating Officer

Date: September 1, 2016